EXHIBIT 23.1
CONSENT OF MOHLER, NIXON & WILLIAMS, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-84638) of Lam Research Corporation of our report dated June 22, 2007, with respect to the Statements of Net Assets Available for Benefits of the Savings Plus Plan, Lam Research 401(k) as of December 31, 2006 and 2005, the related Statement of Changes in Net Assets Available for Benefits for the year ended December 31, 2006 and the related supplemental Schedule H, line 4i-Schedule of Assets (Held at End of Year) as of December 31, 2006, which report appears in the December 31, 2006 Annual Report on Form 11-K of the Savings Plus Plan, Lam Research 401(k).

/s/ MOHLER, NIXON & WILLIAMS
MOHLER, NIXON & WILLIAMS
Accountancy Corporation

Campbell, California
June 22, 2007